Exhibit 21.1

Subsidiaries of Grid Dynamics Holdings, Inc.*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Andy Soft	Ukraine
Cometera Ukraine, LLC	Ukraine
Daxx Soft B.V.	Netherlands
Daxx Web Industries B.V.	Netherlands
DX International B.V.	Netherlands
DX4 Services B.V.	Netherlands
Grid Dynamics Jamaica Limited	Jamaica
Grid Dynamics Private Limited	India
Grid Dynamics DOO Beograd – Novi Beograd	Serbia
Grid Dynamics International, LLC	Delaware
Grid Dynamics Romania S.R.L.	Romania
Grid Dynamics Switzerland GmbH	Switzerland
Grid Dynamics Poland Sp. z o.o.	Poland
Grid Dynamics Ukraine, LLC	Ukraine
Intreprinderea Cu Capital Strain “Tacit Knowledge” S.R.L	Republic of Moldova
Mutual Mobile Inc.	Delaware
Mutual Mobile Solutions Private Limited	India
Tacit Knowledge, Inc.	California
Tacit Knowledge Latin America, S. de R.L. de C.V.	Mexico
Tacit Knowledge Ltd.	United Kingdom
Tacit Knowledge Singapore PTE.LTD.	Singapore
Tixx Soft	Ukraine
* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.